EXHIBIT 99.3

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

INTRODUCTION AND PURPOSE

Nevada Star Resource Corp. (the “Company”) is a publicly-held company and operates in a highly competitive and regulated environment.  The Company’s business involves an environment that is highly regulated at both the federal and state level in the United States and the provincial level in Canada.  To assist the Board of Directors (the “Board”) in its responsibilities relating to reviewing the Company’s operational compliance with applicable legal requirements and sound ethical standards, the Board has created a Corporate Governance and Nominating Committee (the “Committee”).

COMPOSITION AND MEMBERSHIP

The Committee shall be comprised of three or more directors, each of whom the Board has determined meets the independence requirements of the TSX Venture Exchange (“TSX-V”), NASDAQ Stock Exchange (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”).  The members of the Committee are appointed by the Board at the annual organizational meeting of the Board and serve until their successors are duly appointed and qualified.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

The Committee shall meet annually or more frequently in person, telephonically or electronically as circumstances dictate.  A majority of the Committee members currently holding office constitutes a quorum for the transaction of business.  The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting.

RESPONSIBILITIES AND DUTIES

The Committee shall undertake the following responsibilities and duties:

Development of Guidelines and Procedures

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Oversee the development, issuance and distribution and review of appropriate ethics and legal compliance guidelines and procedures.

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Oversee the development and implementation of guidelines and procedures to ensure satisfactory relationships with the Company’s principal regulatory authorities.

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Oversee the development and implementation of employee communication and training on ethics and compliance issues.

Ensure Adequate Guidance, Reporting and Investigation Processes

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Monitor and review periodically the systems that management has established to implement the Company’s ethics and compliance guidelines.

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Ensure that the Company maintains clear channels of communication.

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Oversee receiving periodic reports regarding investigations of compliance violations.

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Ensure that business units have processes in place for receiving and investigating reports of compliance violations, and advising the Committee of these reports.

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Review with the Company’s General Counsel legal compliance matters, including corporate securities trading policies.

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Review current/pending litigation and regulatory proceedings bearing on corporate governance in which the Company is a party.

Monitor Compliance with Compliance Guidelines and Ethics Policies

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Ensure that appropriate internal and/or external audits and surveys are conducted to verify adherence to Company compliance guidelines and procedures.

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Commission special audits as necessary to verify adherence to the Company’s compliance guidelines and procedures.

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Review significant cases of employee conflict of interest and related-party transactions, misconduct or fraud.

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Monitor audits/examinations by governmental or other regulatory agencies.

Evaluation and Recommendation of Board Membership

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Evaluate and make recommendations to the full Board of Directors concerning the number and accountability of Board committees, committee assignments and committee membership rotation practices.

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Establish and articulate qualifications, desired background, and selection criteria for members of the Board of Directors in accordance with relevant law, TSX Venture Exchange policies and NASDAQ Stock Exchange and Securities and Exchange Commission requirements.

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Make recommendations to the full Board of Directors concerning all nominees for Board membership, including the re-election of existing Board members.  The Committee may retain any reputable search firm to be used to identify director candidates.  The Committee has the sole authority to retain and terminate search firms and approve the search firm’s fees and other retention terms.

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On an annual basis, solicit input from the full Board of Directors and conduct a review of the effectiveness of the operation of the Board, Board committees and individual Board members, including reviewing and monitoring compliance with governance and operating practices and the Corporate Governance Principles.

Governance and Evaluation

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Guide the directors in the evaluation of corporate governance as and when appropriate.

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Develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company and review these principles at least annually.

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Report to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

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Perform such other functions as assigned by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

DELEGATION TO SUBCOMMITTEES

The Committee may, in its discretion, form and delegate authority to subcommittees when appropriate.

PERFORMANCE EVALUATION

The Committee shall, from time to time, conduct an evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter.  The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions to this charter deemed necessary or desirable, although the Board shall have the sole authority to amend this charter.  The performance evaluation shall be conducted in such a manner as the Committee deems appropriate.

PUBLIC DISCLOSURE AND WEBSITE PUBLICATION

This Charter shall be included on the Company’s website.  The Company’s annual report to shareholders will state that this Charter is available on the Company’s website and will be available upon request to the Company’s Corporate Secretary.

ADOPTION

The Board of Directors of the Company has adopted this charter on the 22nd day of June, 2004.